CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 27, 2022, with respect to the financial statements and supplemental information included in the Annual Report of ITW Bargaining Savings and Investment Plan on Form 11-K for the year ended December 31, 2021. We consent to the incorporation by reference of said report in the Registration Statement of Illinois Tool Works, Inc. on Form S-8 (File No. 333-69542).

/s/ Grant Thornton LLP
Chicago, Illinois
June 27, 2022